Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 24, 2012, Vocus Inc. (the Company) acquired all of the outstanding shares of iContact Corporation (iContact), a provider of cloud-based email and social marketing software that enables organizations to create and publish professional-quality emails designed to engage, educate and retain customers. The Company believes the acquisition will provide an email capability component to its marketing suite. The purchase price consisted of approximately $89.6 million of cash, 401,672 shares of the Company’s common stock with a deemed value at issuance of approximately $9.1 million, 1.0 million shares of the Company’s newly-created Series A convertible preferred stock with a deemed value at issuance of approximately $77.5 million, and a promissory note in the principal amount of $0.7 million, aggregating to approximately $166.9 million of total consideration, net of $10.0 million cash acquired. The Series A convertible preferred stock does not provide for interest and is entitled to participate in any dividends declared on the Company’s common stock on an as-converted basis. On February 24, 2017, the Company will be required to redeem each issued and outstanding share of Series A convertible preferred stock for $77.30 per share from its legally available funds, or such lesser amount of shares as it may then redeem under Delaware corporate law. Each share of Series A convertible preferred stock is convertible into shares of the Company’s common stock at any time at the option of the holder. For conversions occurring on or before February 24, 2017, each share of Series A convertible preferred stock may be converted into 3.0256 shares of common stock (subject to customary adjustments, and subject to increase if the Company fails to fulfill its obligation to redeem the preferred stock on February 24, 2017). On and after February 25, 2017, each share of Series A convertible preferred stock which has not been redeemed may be converted into 3.3282 shares of common stock (subject to customary adjustments).

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if it had occurred on December 31, 2011. The unaudited pro forma combined statement of operations for the year ended December 31, 2011 gives effect to the transaction as if it had occurred on January 1, 2011.

The unaudited pro forma financial data was prepared from the Company’s audited historical consolidated financial statements included in its annual report filed on Form 10-K for the year ended December 31, 2011, filed on March 15, 2012, and iContact’s audited historical financial statements as of and for the year ended December 31, 2011, included in this Current Report on Form 8-K/A, and should be read in conjunction with those financial statements.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not indicative of either future results of operations or results that might have been achieved if the transaction had been consummated as of the date indicated.

The unaudited pro forma consolidated financial information is based upon currently available information and assumptions and estimates which the Company believes are reasonable. These assumptions and estimates, however, are subject to change. The Company’s management believes that all adjustments have been made that are necessary to fairly present the pro forma information.

Vocus, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2011

(in thousands)

	Vocus, Inc.	iContact	Pro Forma Adjustments		Pro Forma Combined

Current assets:
Cash and cash equivalents	$98,284	$17,447	$(94,282)	A, B	$21,449
Short-term investments	9,895	—	—		9,895
Accounts receivable, net of allowance for doubtful accounts	23,504	160	—		23,664
Current portion of deferred income taxes	82	—	194	C	276
Prepaid expenses and other current assets	1,966	588	—		2,554

Total current assets	133,731	18,195	(94,088)		57,838
Property equipment and software, net	17,843	3,369	(598)	D	20,614
Intangible assets, net	5,094	1,494	31,113	E	37,701
Goodwill	38,029	—	133,807	F	171,836
Other assets	1,046	187	—		1,233

Total assets	$195,743	$23,245	$70,234		$289,222

Current liabilities:
Accounts payable and accrued expenses	$17,883	$4,659	$—		$22,542
Current portion of notes payable and capital lease obligations	176	221	449	G	846
Current portion of deferred revenue	62,010	3,174	(1,826)	H	63,358

Total current liabilities	80,069	8,054	(1,377)		86,746
Notes payable and capital lease obligations, net of current portion	854	5,012	(5,012)	G	854
Other liabilities	8,331	930	(930)	I	8,331
Deferred income taxes	2,781	—	194	C	2,975
Deferred revenue, net of current portion	987	—	—		987

Total liabilities	93,022	13,996	(7,125)		99,893
Redeemable convertible preferred stock	—	54,015	23,475	J	77,490
Stockholders’ equity (deficit)	102,721	(44,766)	53,884	K, P	111,839

Total liabilities and stockholders’ equity (deficit)	$195,743	$23,245	$70,234		$289,222

Vocus, Inc. and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2011

(Dollars in thousands, except per share data)

	Vocus, Inc.	iContact	Pro Forma Adjustments		Pro Forma Combined

Revenues	$114,874	$47,869	$—		$162,743
Cost of revenues	21,857	8,483	3,935	L, N	34,275

Gross profit	93,017	39,386	(3,935)		128,468
Operating expenses:
Sales and marketing	57,543	26,098	—		83,641
Research and development	7,561	11,742	(443)	M	18,860
General and administrative	30,129	7,498	—		37,627
Amortization of intangible assets	2,021	—	6,855	N	8,876

Total operating expenses	97,254	45,338	6,412		149,004
Loss from operations	(4,237)	(5,952)	(10,347)		(20,536)
Other income (expense):
Interest and other income	317	—	—		317
Interest expense	(38)	(803)	803	O	(38)

Total other income (expense)	279	(803)	803		279
Loss before provision for income taxes	(3,958)	(6,755)	(9,544)		(20,257)
Provision for income taxes	10,619	—	—		10,619

Net loss	$(14,577)	$(6,755)	$(9,544)		$(30,876)

Net loss per share:
Basic and diluted	$(0.78)				$(1.61)

Basic and diluted weighted-average shares used in computing per share amounts	18,743,305		401,672	P	19,144,977

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements and explanatory notes give effect to the combination of Vocus, Inc. (Vocus) and iContact Corporation (iContact). The acquisition was accounted for under the purchase method of accounting.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on December 31, 2011. The unaudited pro forma combined statement of operations for the year ended December 31, 2011 is presented as if the acquisition had occurred on January 1, 2011.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Vocus and iContact after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements and accompanying notes of Vocus’ annual report filed on Form 10-K for the year ended December 31, 2011, filed on March 15, 2012, and the financial statements of iContact included as Exhibit 99.1 in this Current Report on Form 8-K/A.

2.	Preliminary Purchase Price Allocation

The preliminary purchase consideration consisted of the following (in thousands):

Cash consideration	$89,648
Escrow note payable	670
Common stock	9,118
Series A redeemable convertible preferred stock	77,490

Total purchase consideration	$176,926

The purchase price is allocated on a preliminary basis to the iContact tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible assets acquired will be recorded as goodwill. The following summarizes the preliminary purchase price allocation:

	Estimated Useful Life	Estimated Fair Value
Cash and cash equivalents		$10,000
Accounts receivable		96
Prepaid expenses and other current assets		478
Property, equipment and software		2,625
Accounts payable and accrued expenses		(7,161)
Deferred revenue		(1,645)
Other liabilities		(32)

Net tangibles assets acquired		4,361
Trade names	3 years	1,400
Customer relationships	3 years	19,166
Purchased technology	3 years	12,041
Goodwill		139,958

Total preliminary purchase price		$176,926

3.	Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

(A) To reflect the cash consideration paid of $89.6 million.

(B) To reflect transaction costs of $4.6 million.

(C) To reflect net deferred tax assets and liabilities related to the acquisition.

(D) To reflect the fair value adjustment related to iContact’s existing capitalized software development costs.

(E) To reflect the fair value of acquired definite-lived intangible assets including customer relationships of $19.2 million, purchased technology of $12.0 million, and trade names of $1.4 million, offset by the removal of the existing balances of $1.5 million.

(F) To reflect the fair value of acquired goodwill based on net assets acquired and liabilities assumed as if the acquisition occurred on December 31, 2011. The difference between the amount recorded on a pro forma basis and the actual balance as of the effective dates of the acquisition is the result of changes in the assets and liabilities of iContact between December 31, 2011 and the closing date of February 24, 2012.

(G) To reflect the payoff of existing current and long-term outstanding debt obligations in connection with the acquisition of $0.2 million and $5.0 million, respectively, and to reflect the issuance of the promissory note in the principal amount of $0.7 million classified as current portion of notes payable and capital lease obligations.

(H) To reflect the fair value adjustment related to iContact’s deferred revenue balance.

(I) To reflect the fair value adjustment related to iContact’s deferred rent balance.

(J) To reflect the issuance of 1.0 million shares of Vocus’ newly-created Series A convertible preferred stock with a deemed value at issuance of $77.5 million and to reflect the payoff of iContact’s existing convertible preferred stock of $54.0 million.

(K) To eliminate the stockholders’ deficit balance of iContact of $44.8 million.

(L) To reflect the removal of amortization expense related to iContact’s existing definite-lived intangible assets.

(M) To reflect the removal of amortization expense related to iContact’s existing capitalized software development costs.

(N) To reflect amortization expense related to the acquired definite-lived intangible assets including $4.0 million classified as cost of revenues and $6.9 million classified as general and administrative expense.

(O) To reflect the removal of interest expense to reflect the payoff of existing outstanding debt obligations in connection with the acquisition.

(P) To reflect the issuance of 401,672 shares of Vocus’ common stock with a deemed value at issuance of $9.1 million.